GROUND LEASE AGREEMENT

by and between

1COACHILLIN’ HOLDINGS LLC,

a California limited liability company

(“Landlord”)

and

GRAPEFRUIT BLVD INVESTMENTS

a California company

(“Tenant”)

1 Coachillin’ Holdings LLC does not engage in the production, manufacture, planting, cultivation, growing, harvesting, preparation, propagation, compounding, processing, dispensing, delivery, or distribution of any controlled substance.

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TABLE OF CONTENTS

ARTICLE 1	6
BASIC LEASE TERMS AND DEFINITIONS	6
1.1 Basic Lease Terms.	6
1.2 Definitions.	8
1.3 Exhibits and Attachments.	12

ARTICLE 2	13
LEASED PREMISES AND COMMON AREA	13
2.1 Lease of Premises.	13
2.2 Reservation.	13
2.3 Covenants, Conditions and Restrictions.	13
2.4 Common Area.	13
2.5 Relocation.	14

ARTICLE 3	14
LEASE TERM	14
3.1 Lease Commencement Date and Initial Term.	14
3.2 Options to Extend.	14
3.3 Holding Over.	14

ARTICLE 4	15
CONDITION OF THE PREMISES	15
4.1 Condition of Premises.	15
4.2 Disability Access Disclosure Under Section 1938 of the California Civil Code.	15

ARTICLE 5	16
RENT	16
5.1 Rent.	16
5.2 Additional Rent.	17
5.3 Late Charges / Default Rate.	17
5.4 Security Deposit. [Intentionally Omitted]	17
5.5 Prepaid Rent.	17
5.6 Electronic Payment.	17

ARTICLE 6	18
ADDITIONAL RENT	18
6.1 Personal Property, Gross Receipts, Leasing Taxes.	18
6.2 Operating Costs.	18

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ARTICLE 7	20
INSURANCE AND INDEMNITIES	20
7.1 Tenant’s Insurance.	20
7.2 Landlord’s Insurance.	21
7.3 Waivers.	21
7.4 Indemnity.	22
7.5 Enforcement of Indemnities.	22

ARTICLE 8	22
ENVIRONMENTAL	22
8.1 Use of Hazardous Substances; Compliance.	22
8.2 Inspection and Testing.	22
8.3 Indemnity.	23

ARTICLE 9	23
UTILITIES	23
9.1 Utility Services.	23
9.2 Interruptions.	23

ARTICLE 10	24
TENANT’S USE	24

ARTICLE 11	24
REPAIR, MAINTENANCE AND REPLACEMENT	24
11.1 Landlord’s Obligations.	24
11.2 Tenant’s Obligations.	24

ARTICLE 12	25
ALTERATIONS, SIGNAGE AND PERSONAL PROPERTY	25
12.1 Alterations.	25
12.2 Removal of Alterations by Termination Date.	25
12.3 Signage.	26
12.4 Removal of Personal Property.	26
12.5 Landlord’s Lien.	26

ARTICLE 13	27
ASSIGNMENT AND SUBLETTING	27
13.1 Restrictions.	27
13.2 Involuntary Assignments.	27
13.3 Process; Landlord Rights.	27

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13.4 Criteria for Consent.	28
13.5 Excess Rent.	28
13.6 Costs.	28
13.7 Acknowledgment and Waiver.	28

ARTICLE 14	29
DAMAGE AND DESTRUCTION	29
14.1 Rights of Termination.	29
14.2 Repairs.	29
14.3 Repair Costs.	29
14.4 Waiver.	30
14.5 Landlord’s Election.	30
14.6 Damage Near End of Term.	30

ARTICLE 15	30
CONDEMNATION	30
15.1 Effect.	30
15.2 Rights to Award.	31

ARTICLE 16	31
LANDLORD’S LIABILITY	31

ARTICLE 17	31
DEFAULT PROVISIONS AND REMEDIES	31
17.1 Tenant’s Default.	31
17.2 Termination and Damages.	32
17.3 Personal Property.	33
17.4 Recovery of Rent; Reletting.	33
17.5 No Waiver.	34
17.6 Subleases of Tenant.	34
17.7 Cumulative Remedies.	34

ARTICLE 18	34
BANKRUPTCY	34

ARTICLE 19	36
SUBORDINATION AND ATTORNMENT	36

ARTICLE 20	36
MISCELLANEOUS	36
20.1 Authority to Enter Into Lease.	36

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20.2 Notices.	36
20.3 Estoppel Certificates.	37
20.4 Landlord’s Access To Premises.	37
20.5 Force Majeure.	37
20.6 Mechanics’ Liens.	37
20.7 Successors and Assigns.	37
20.8 Waiver of California Code Sections.	38
20.9 Acceptance of Payment.	38
20.10 Brokers.	39
20.11 No Recordation.	39
20.12 Modification to Lease.	39
20.13 Governing Law.	39
20.14 Attorneys’ Fees.	39
20.15 Quiet Enjoyment.	40
20.16 Representation.	40
20.17 Counterparts.	40
20.18 Joint and Several Liability.	40
20.19 Triple Net Lease.	40

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GROUND LEASE AGREEMENT

This GROUND LEASE AGREEMENT (the “Lease”) is made and entered into as of the “Effective Date” (defined below), by and between COACHILLIN’ HOLDINGS LLC, a California limited liability company (“Landlord”), and GRAPEFRUIT BLVD INVESTMENTS a California company (“Tenant”).

ARTICLE 1

BASIC LEASE TERMS AND DEFINITIONS

1.1 Basic Lease Terms.

This Section outlines the principal terms of the Lease between the Landlord and the Tenant. Most of these terms are further defined and explained in subsequent Sections, all of which are intended to be read together to create the agreement between the parties.

a. Effective Date:	September 1, 2018

b. Landlord:	Coachillin’ Holdings LLC,
a California limited liability company

Landlord’s Address:	71-713 Highway 111, Suite 100 Rancho Mirage, CA 92270 Attn: Katherine Dickerson Phone 760.775.4000
Fax 760.775.4220

c. Tenant:	GRAPEFRUIT BLVD INVESTMENTS,
a California company (“Tenant”)

Tenant’s Address:	GRAPEFRUIT BLVD INVESTMENTS
11111 Santa Monica Boulevard, Suite 100 Los Angeles, California 90025 Attn:Bradley Yourist Phone: 310-575-1175

d. Premises:	Approximately 2,268 square feet (1,134 sf each) of Leasable Area located on Parcel #33 of the Project, as such premises is outlined on Exhibit A attached hereto (the “Premises”).

e. Parcels:	The parcels of land that make up the Lands, as such parcels are shown on the site plan attached hereto as Exhibit B. The Premises are located on Parcel #33 - LL1. The other parcels located on the Lands shall be referred to as the “Other Parcels”).

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f. Project:	The “Project” means (i) the Premises (ii) the lands legally described on the attached Exhibit C (the “Lands”), (iii) the Common Areas (hereinafter defined), (iv) the other buildings located on the Lands (the “Other Buildings”), and (v) at Landlord’s discretion, any additional real property, areas, land, building or other improvements added thereto outside of the Project.

g. Proportionate Share:	Tenant’s initial Proportionate Share is 100% based on the ratio that the square footage of Leasable Area of the Premises bears to the square footage of Leasable Area of the Project.

h. Commencement Date:	The date that Landlord delivers possession of the Premises to Tenant (the “Commencement Date”). As used herein, the “Target Commencement Date” shall mean March 1, 2018.

i. Term:	The “Term” shall be three (3) years, following the Commencement Date, plus any partial month for the month in which the Commencement Date occurs if the Commencement Date occurs on other than the first day of a calendar month. If the Commencement Date is other than the first day of a calendar month, the first month shall include the remainder of the calendar month in which the Commencement Date occurs plus the first full calendar month thereafter.

j. Options to Extend:	Annual Renewal Option Based on TUP renewal.

k. Permitted Use:	Cannabis Cultivation, Manufacturing and Distribution Facilities (the “Permitted Use”).

l. Base Rent:	$0.50 per square foot of Leasable Area of the Premises per month. See section 5.4 for schedule.

m. Intentionally Deleted.

n. Security Deposit:	NA.

o. Non-Refundable Prepaid Rent:	$3,402.00 (3 months of non-refundable rent due at Lease execution). See Section 5.5.

p. Landlord’s Broker:	None

q. Tenant’s Broker:	None

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1.2 Definitions.

All capitalized terms used in this Lease have the meanings ascribed in this Section 1.2, or before they are first capitalized elsewhere in this Lease.

Additional Rent means all charges, fees or other sums of money of any kind other than Base Rent which Tenant becomes obligated to pay to Landlord under the terms of this Lease or in connection with the Premises, including, without limitation, Tenant’s Proportionate Share of Operating Costs.

Affiliate means any entity which controls, is controlled by, or is under common control with Tenant.

Agents means officers, directors, shareholders, members, partners, employees, contractors, consultants and other third persons acting under the direction and control of a party.

Applicable Laws means: (i) all present and future federal, state, county, municipal and other local statutes, laws, codes, ordinances, administrative and court orders and directives, rules and regulations applicable to the Project or to Tenant’s use and occupancy of the Premises from time to time; (ii) all material terms of any insurance policy covering the Premises; (iii) all material requirements of the National Board of Fire Underwriters or any other national board of insurance underwriters which are binding upon Landlord, Tenant or the Project; (iv) all future amendments, replacements and substitutions for any item described in the preceding phrases, and (v) all future laws which, when effective, fall within this definition of Applicable Laws.

Common Area means all areas and facilities outside the Premises and within the exterior boundaries of the parcels of the Lands containing the Project, as provided and designated by Landlord from time to time for the general use and convenience of Tenant and of other tenants of Landlord having the common use of such areas, and their respective authorized representatives and invitees, including: (i) any outside plaza areas, walkways, driveways, courtyards, public and private streets, transportation facilitation areas and other improvements and facilities now or hereafter constructed surrounding and/or servicing the Premises and/or the Other Building, including any existing Paved Area constructed within the Project, and any other parking structures and/or facilities now or hereafter constructed by or for Landlord within the Project and servicing the Other Building and any other buildings which may be subsequently constructed within the Project which are designated from time to time by Landlord as common areas (or parking facilities, as the case may be) appurtenant to or servicing the Other Building and any such other improvements; (ii) any facilities, parking areas and structures and common areas which Landlord (and/or any common area association formed by Landlord or Landlord’s predecessor or assignee for the Project) may add thereto from time to time within or as part of the Project; and (iii) the land upon which any of the foregoing are situated.

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Default means the events defined in Section 17.1.

Default Rate means the prime rate of interest published in the Wall Street Journal as of the date the Default Rate is determined to apply (or on the next business day after any such date) plus 4%.

Effective Date means the date that this Lease has been signed by both Landlord and Tenant or any later date filled in at the beginning of Section 1.1.

Environmental Laws means, in addition to the laws referred to in the definition of Hazardous Substances, all local, state and federal laws, judgments, ordinances, orders, rules, regulations, codes and other governmental restrictions, guidelines and requirements, any amendments and successors thereto, replacements thereof and publications promulgated pursuant thereto, which deal with or otherwise in any manner relate to, air or water quality, air emissions, soil or ground conditions or other environmental matters of any kind.

Force Majeure means regional labor disputes, governmental regulations or controls, civil unrest, war, unseasonable adverse weather conditions, fire or other casualty, claim adjustments with any insurance company, unavailability of necessary materials or services and any other causes beyond a party’s control that are typically referred to by the term force majeure.

Hazardous Substances means any wastes, materials or substances (whether in the form of liquids, solids or gases, and whether or not air-borne), which are or are deemed to be (i) pollutants or contaminants, or which are or are deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or which present a risk to public health or to the environment, or which are or may become regulated by or under the authority of any applicable local, state or federal laws, judgments, ordinances, orders, rules, regulations, codes or other governmental restrictions, guidelines or requirements, any amendments or successor(s) thereto, replacements thereof or publications promulgated pursuant thereto, including, without limitation, any such items or substances which are or may become regulated by any of the Environmental Laws (as hereinafter defined); (ii) listed as a chemical known to the State of California to cause cancer or reproductive toxicity pursuant to the California Health and Safety Code; or (iii) a pesticide, petroleum, including crude oil or any fraction thereof, asbestos or an asbestos-containing material, a polychlorinated biphenyl, radioactive material, or urea formaldehyde.

Landlord’s Insurance Costs means all premiums, costs and expenses, and any deductibles for all policies of insurance which may be obtained by Landlord in its discretion for (a) the Premises and the Project, or any blanket policies which include the Premises or the Project, covering damage thereto and loss of rents caused by fire and other perils Landlord elects to cover, including, without limitation, coverage for earthquakes and floods, (b) commercial general liability insurance for the benefit of Landlord and its designees and (c) such other coverage Landlord elects to obtain for the Premises or the Project, including, without limitation, coverage for environmental liability and losses.

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Leasable Area means with respect to any rentable space, the area expressed in square feet of rentable space within the Project.

Operating Costs means the total amounts paid or payable, whether by Landlord or others on behalf of Landlord, in connection with the ownership, maintenance, repair, replacement and operations of the Project in accordance with Landlord’s standard operating and accounting procedures. Since the Project consists of more than one building and Parcel, certain Operating Costs may pertain to a particular building and other Operating Costs to a Parcel and/or the Project as a whole. As provided in Section 6.2 of this Lease, Landlord reserve the right to allocate Operating Costs applicable to any particular building within the Project to the building (including any Alterations) in question whose tenants shall be responsible for payment of their respective proportionate shares in the pertinent building and other Operating Costs applicable to a Parcel and/or the Project shall be charged to each building in the Parcel and/or Project (including the Alterations) with the tenants in each such building being responsible for paying their respective proportionate shares in such building of such costs to the extent required under the applicable leases. Landlord shall in good faith attempt to allocate such Operating Costs to the buildings (including the Alterations) and such allocation shall be binding on Tenant. Operating Costs shall include, but not be limited to, the aggregate of the amount paid for the following costs at the Project:

(a)	All supplies, materials, management, clerical, labor and equipment, used in or related to the operation and maintenance of the Project;

(b)	All utilities, including water, electricity, gas, heating, lighting, waste disposal, sewer, security and all charges relating to the use, ownership or operation of the Project;

(c)	All maintenance, janitorial and service agreements related to any Common Area;

(d)	All legal expenses and accounting costs (excluding legal costs of negotiating, terminating or extending leases, or legal costs incurred in proceeding against Tenant) incurred by Landlord in the operation of the Project;

(e)	All Landlord Insurance Costs;

(f)	All common area maintenance and repair costs relating to the areas within or around the Project, including without limitation, sidewalks, landscaping, service areas, driveways, parking areas, walkways, building exteriors (including painting), including for example costs of resurfacing and restriping parking areas, repairing and replacing roofs, walls, etc.;

(g)	All capital improvement costs, provided the same are amortized on a straight line basis over the useful life of the capital item being replaced and/or repaired. Amortization (along with reasonable financing charges) of future capital improvements made to the Project which may be required by any governmental authority (provided, however, that the amount of such amortization for improvements not mandated by government authority shall not exceed in any year the amount of cost reasonably determined by Landlord in its sole discretion to have been saved by the expenditure either through the reduction or minimization of increases which would have otherwise occurred);

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(h)	Landlord’s costs in managing, maintaining, repairing, operating and insuring the Project, including for example, janitorial services;

(i)	Real Property Taxes;

(j)	the cost of licenses, certificates, permits and inspections, and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Costs, and the costs incurred in connection with implementation and operation of any transportation system management program or similar program;

(k)	the amount paid or payable for all labor and/or wages and other payments including cost to Landlord of workers’ compensation and disability insurance, payroll taxes, welfare and fringe benefits made to janitors, caretakers, network communication and programing personnel and other employees, contractors and subcontractors of Landlord and its property manager involved in the management, operation, maintenance and repair of the Project; and

(l)	fees for property management services rendered by either Landlord or a third party manager engaged by Landlord (which may be a party affiliated with Landlord), plus charges for office rent for property management, supplies, equipment salaries, wages, bonuses and other compensation (including fringe benefits, vacation, holidays and other paid absence benefits) relating to employees of Landlord or its property manager or agents engaged in the management, operation, repair, or maintenance of the Project.

Paved Area means the driveways, parking areas, and other paved areas on the exterior portions of the Project.

Real Estate Taxes means mean and include all general and special taxes, assessments, fees of every kind and nature, duties and levies, charged and levied upon or assessed by any governmental authority against the Parcel and all Alterations, including the various estates in such Parcel and any Alterations thereon, any leasehold improvements, fixtures, installations, additions and equipment, whether owned by Landlord or Tenant or any other tenant. Real Estate Taxes shall also include the reasonable cost to Landlord of contesting the amount, validity, or the applicability of any Real Estate Taxes mentioned in this Section. Further included in the definition of Real Estate Taxes herein shall be general and special assessments, license fees, commercial rental tax, levy, or tax (other than inheritance or estate taxes) imposed by any authority having the direct or indirect power to tax, as against any legal or equitable interest of Landlord in the Premises, Alterations, Parcels or in the Project or on the act of entering into this Lease or, as against Landlord’s right to rent or other income therefrom, or as against Landlord’s business of leasing the Premises, Alterations, Parcels or the Project, any tax, fee, or charge with respect to the possession, leasing, transfer of interest, operation, management, maintenance, alteration, repair, use, or occupancy by Tenant, of the Premises, Alterations, Parcels or any portion thereof or the Project, or any tax imposed in substitution, partially or totally, for any tax previously included within the definition of Real Estate Taxes herein, or any additional tax, the nature of which may or may not have been previously included within the definition of Real Estate Taxes. Further, if at any time during the Term of this Lease the method of taxation or assessment of real estate or the income therefrom prevailing at the time of execution hereof shall be, or has been altered so as to cause the whole or any part of the Real Estate Taxes now or hereafter levied, assessed or imposed on real estate to be levied, assessed or imposed upon Landlord, wholly or partially, as a capital levy, business tax, fee, permit or other charge, or on or measured by the Rents received therefrom, then such new or altered taxes, regardless of their nature, which are attributable to the Lands, the Alterations or to other improvements on the Lands shall be deemed to be included within the term “Real Estate Taxes” for purposes of this Section, whether in substitution for, or in addition to any other Real Estate Taxes, save and except that such shall not be deemed to include any enhancement of said tax attributable to other income of Landlord. Real Estate Taxes shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement, such as by way of example only, a business improvement district, for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies. Notwithstanding anything to the contrary contained in the foregoing definition of Real Estate Taxes, Tenant shall not be responsible or liable for the payment of any state or federal income taxes assessed against Landlord, or any estate, succession or inheritance taxes of Landlord, or corporation franchise taxes imposed upon the corporate owner(s) of the fee of the Project.

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Rent means the Base Rent and any Additional Rent.

Tenant’s Personal Property means all equipment, machinery, racking, furniture, furnishings and other property installed or placed in the Premises at Tenant’s expense.

Term means the number of months provided in Section 1.1 plus the period through the last day of the calendar month in which the Term would otherwise expire. The word “Term” will also include any period of holding over authorized pursuant to Section 3.3.

Termination Date means the last day of the Term, regardless of the reason for the termination.

1.3 Exhibits and Attachments.

The following Exhibits are attached to and made a part of this Lease. Any Exhibit which is not attached to the Lease on the Effective Date shall be agreed to by the parties, initialed and attached as promptly as possible after the Effective Date, at which point it shall be incorporated in the Lease in the same manner as though it was originally attached.

Exhibit A	Premises
Exhibit B	Site Plan showing Parcels and Project
Exhibit C	Legal Description of Lands
Exhibit D	Signage Criteria
Exhibit E	Rules and Regulations

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ARTICLE 2

LEASED PREMISES AND COMMON AREA

2.1 Lease of Premises.

Landlord leases the Premises to Tenant, and Tenant rents the Premises from Landlord on the terms and conditions contained in this Lease.

2.2 Reservation.

Landlord reserves the area beneath and above the Premises with the right to install, maintain, use, repair and replace pipes, ducts, conduits, wires, and structural elements leading through the Premises serving other parts of the Project. Such reservation in no way affects the maintenance obligations imposed herein. Landlord may change the shape, size, location, number and extent of the improvements to any portion of the Premises or Common Area of the Project and/or the address or name of the Premises without the consent of Tenant.

2.3 Covenants, Conditions and Restrictions.

The parties agree that this Lease is subject to the effect of (a) any covenants, conditions, restrictions, easements, mortgages or deeds of trust, ground leases, rights of way of record, and any other matters or documents of record (such recorded covenants, conditions, restrictions and easements of record, as amended, shall be referred to as the “CC&Rs”); (b) any zoning laws of the city, county and state where the Project is situated; and (c) general and special taxes not delinquent. Tenant agrees that as to its leasehold estate, Tenant and all persons in possession or holding under Tenant will conform to and will not violate the terms of any covenants, conditions or restrictions of record which may now or hereafter encumber the Premises or the Project (hereinafter the “Restrictions”). This Lease is subordinate to the Restrictions and any amendments or modifications thereto.

2.4 Common Area.

During the Term, Tenant shall have the non-exclusive right to use the Common Area. Under no circumstances shall the right herein granted to use the Common Area be deemed to include the right to store any property, temporarily or permanently, in the Common Area. Any such storage shall be permitted only by the prior written consent of Landlord or Landlord’s designated agent, which consent may be revoked at any time. In the event that any unauthorized storage shall occur then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord. Landlord shall have the right, in Landlord’s sole discretion, from time to time: (i) to make changes and reductions to the Common Area, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways, (ii) to close temporarily any of the Common Area for maintenance purposes so long as reasonable access to the Premises remains available, (iii) to add additional improvements to the Common Area, (iv) to use the Common Area while engaged in making additional improvements, repairs or alterations to the Project, or any portion thereof, and (v) to do and perform such other acts and make such other changes into or with respect to the Common Area as Landlord may, in the exercise of sound business judgment, deem to be appropriate.

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2.5 Relocation.

After 60 days’ prior written notice to Tenant at any time during the Term, Landlord may require Tenant to move from the Premises to other space of comparable size in the Project (the “Substituted Premises”). If Tenant is relocated to the Substituted Premises under this Section 2.5, Landlord agrees to pay all reasonable expenses of Tenant incidental to Tenant’s relocation to the Substituted Premises (excluding, without limitation, any loss of business or profits) and that Landlord shall improve the Substituted Premises for Tenant’s use and occupancy at least to the same extent as the Premises occupied by Tenant prior to such relocation exclusive of Tenant’s trade fixtures and Tenant’s Personal Property. Landlord and Tenant shall enter into an amendment of this Lease to reflect the changes required for the Substituted Premises, including, without limitation, a change in Tenant’s Proportionate Share and the amount the Base Rent to reflect the change in the size of the Substituted Premises effective as of the date of relocation. There shall be no abatement of any rent payable hereunder on account of Tenant’s relocation or any inconvenience or business loss caused to Tenant thereby.

ARTICLE 3

LEASE TERM

3.1 Lease Commencement Date and Initial Term.

The initial Term of this Lease shall commence on the Commencement Date and continue for the Term, unless it is terminated earlier pursuant to this Lease. Within ten (10) days of Tenant’s receipt of Landlord’s written request, Tenant shall execute a Declaration of Lease Commencement identifying the Commencement Date, the Termination Date and such other matters reasonably requested by Landlord.

3.2 Options to Extend.

[Intentionally Omitted]

3.3 Holding Over.

If Tenant remains in possession of the Premises after the Termination Date or otherwise fails to surrender the Premises to Tenant on the Termination Date in the condition required under this Lease, then Landlord may either: (a) declare an Event of Default and exercise the remedies available under this Lease, including summary proceedings to recover possession of the Premises; or (b) treat Tenant as a “month-to-month” tenant (subject to the notice requirement in this Section) liable for Rent at an amount equal to 200% of the Rent due under this Lease, in which case all other covenants of this Lease shall remain in full force and effect until terminated by written notice from either party to the other. Notices of termination of any such “month-to-month” tenancy must be delivered at least 60 days before the proposed Termination Date.

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ARTICLE 4

CONDITION OF THE PREMISES

4.1 Condition of Premises.

Tenant hereby accepts the Premises in the condition existing as of the date of occupancy, subject to all applicable zoning, municipal, county and state laws, ordinances, rules, regulations, orders, restrictions of record, and requirements in effect during the Term or any part of the Term hereof regulating the Premises, and without representation, warranty or covenant by Landlord, express or implied, as to the condition, habitability or safety of the Premises, the suitability or fitness thereof for their intended purposes, or any other matter.

4.2 Disability Access Disclosure Under Section 1938 of the California Civil Code.

Landlord makes the following statement in accordance with Section 1938 of the California Civil Code. The Premises have not undergone an inspection by a Certified Access Specialist to determine if the Premises meet all applicable construction related accessibility standards pursuant to Section 55.53 of the California Civil Code. Landlord makes no representation or warranty as to whether or not the Premises comply with the accessibility requirements of the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et. seq. (“ADA”) or any similar California legislation (the ADA and any similar California legislation shall be referred to as the “Disability Laws”).

(a) Required Statement. Landlord makes the following statement in compliance with the requirements of Section 1938(e) of the California Civil Code.

A Certified Access Specialist (“CASp”) can inspect the subject Premises and determine whether the subject Premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the subject Premises.

If Tenant desires to obtain such CASp inspection, the CASp party, the scope of the inspection and date such inspection may be performed shall be subject to the prior written approval of Landlord, which will not be unreasonably withheld. Landlord shall have the right to have a representative present during such inspection. The cost of such inspection shall be paid by Tenant without reimbursement or other payment from Landlord. Any work required to be completed as described in the CASp report shall be performed and paid for by the applicable party designed in paragraph (b) below. Landlord reserves the right to contest the findings in any CASp inspection report obtained by Tenant by having another CASp inspect the Premises.

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(b) Responsible Party for Required Work. Landlord shall be responsible for compliance with the Disability Laws in the Common Areas, except for changes, improvements or work in the Common Areas required as a result of Tenant’s particular use of the Premises, or the operation of its business therein, or the construction of any improvements or alterations in the Premises by Tenant, in which case such changes, improvements and work shall be the sole responsibility of Tenant. The cost of any such work by Landlord shall be included in Operating Costs under this Lease. Tenant shall perform, at Tenant’s cost work required by Disability Laws due to improvements or alterations in the Premises by Tenant, or Tenant’s particular use of the Premises, or the operation of its business therein.

(c) Confidentiality. Any CASp inspection report obtained by or provided to Tenant shall be confidential and Tenant shall not disclose such report or the findings in such report to any other party without the prior written consent of Landlord in its sole discretion, except to the extent disclosure is required to parties on a need to know basis only for Tenant to complete repairs and corrections of violations of construction-related accessibility standard that Tenant agrees or is required to make.

ARTICLE 5

RENT

5.1 Rent.

Commencing on the Commencement Date and during the Term, Base Rent shall be due and payable as follows:

Lease Period	Base Rent PSF/Per Annum	Annual Rent	Monthly Rent	Leasable SF	3 Months Rent
Year 1-3	$0.50	$6,804.00	$567.00	1,134	$1,701.00	Pod 53-06
Year 1-3	$0.50	$6,804.00	$567.00	1,134	$1,701.00	Pod 53-07
TOTALS		$13,608.00	$1,134.00	2,268	$3,402.00
Annual Renewal Option Thereafter

* One (1) year term shall commence on the Commencement Date and end on the last day of the twelfth 12th) full calendar month after the Commencement Date.

Base Rent shall payable without prior notice or demand in equal monthly installments due in advance on the Commencement Date and then on the first day of each month throughout the Term. If the Commencement Date occurs on a day other than the first day of a month, the first payment shall be prorated for the period from the Commencement Date to the first day of the next month of the Term. If the Lease does not expire at the end of the Term, and the Termination Date does not occur on the last day of a month, then the last payment shall be prorated for the period from the first day of the last month through the Termination Date. Tenant shall pay all Rent due under this Lease to Landlord at the Landlord’s Address. All payments of Rent shall be in lawful money of the United States, and payable without deduction, offset, counterclaim, prior notice or demand.

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5.2 Additional Rent.

Tenant shall pay all Additional Rent as and when it becomes due under the terms of this Lease. If no date for payment is specified in this Lease, then Additional Rent shall be due and payable within 15 days after receipt of Landlord’s invoice.

5.3 Late Charges / Default Rate.

If Tenant fails to make any payment of Rent when due, then Tenant shall also pay a late charge to cover Landlord’s additional administrative costs and loss of use of funds (the “Late Charge”). The Late Charge shall be equal to: (a) 5% of the amount past due; plus (b) delinquent interest at the Default Rate beginning on the 1st day of the month after the date the payment was originally due. If any Late Charge or default interest otherwise due under this Lease is determined to violate any Applicable Laws, then the Late Charge or Default Rate, as the case may be, shall be reduced to the highest rate permitted by law.

5.4 Security Deposit. [Intentionally Omitted]

5.5 Prepaid Rent.

Upon the execution of the Lease, Tenant shall pay to Landlord the Prepaid Rent set forth in subpart p. of Section 1.1 hereof, and if Tenant is not in default of any provisions of this Lease, such prepaid rent shall be applied toward the Base Rent first becoming due under this Lease. Landlord’s obligations with respect to the Prepaid Rent are those of a debtor and not of a trustee, and Landlord can commingle the Prepaid Rent with Landlord’s general funds. Landlord shall not be required to pay Tenant interest on the Prepaid Rent. Landlord shall be entitled to immediately endorse and cash Tenant’s Prepaid Rent, however, such endorsement and cashing shall not constitute Landlord’s acceptance of this Lease. In the event Landlord does not accept this Lease Landlord shall return said Prepaid Rent.

5.6 Electronic Payment.

Landlord shall have the right, on not less than 30 days prior written notice to Tenant (the “Electronic Payment Notice”), to require Tenant to make subsequent payments of Base Rent and Additional Rent due pursuant to the terms of this Lease by means of a federal funds wire transfer or such other method of electronic funds transfer as may be required by Landlord in its sole and absolute discretion (the “Electronic Payment”). The Electronic Payment Notice shall set forth the proper bank ABA number, account number and designation of the account to which such Electronic Payment shall be made. Tenant shall promptly notify Landlord in writing of any additional information that will be required to establish and maintain Electronic Payment from Tenant’s bank or financial institution. Landlord shall have the right, after at least ten (10) days prior written notice to Tenant, to change the name of the depository for receipt of any Electronic Payment and to discontinue payment of any sum by Electronic Payment.

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ARTICLE 6

ADDITIONAL RENT

6.1 Personal Property, Gross Receipts, Leasing Taxes.

This Section 6.1 is intended to deal with impositions or taxes directly attributed to Tenant or this transaction, as distinct from taxes attributable to the Project, Parcels, and/or Common Area which are to be allocated among various tenants and others. Tenant shall pay before delinquency any and all taxes, assessments, license fees and public charges levied, assessed or imposed against Tenant or Tenant’s estate in this Lease or the property of Tenant situated within the Premises which become due during the Term. On demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of these payments. If such taxes are included in the bill for the Real Estate Taxes for the Parcel and/or Project, then Tenant shall pay to Landlord as Additional Rent the amount of such taxes within 15 days after demand from Landlord. Tenant shall also be responsible for paying all taxes due on Tenant’s Personal Property.

6.2 Operating Costs.

(a) Tenant’s Contribution. Commencing on the Commencement Date, Tenant shall pay to Landlord as Additional Rent, in addition to the Base Rent required by Section 5.1 hereof, an amount equal to Tenant’s Proportionate Share of the amount of Operating Costs paid or incurred by Landlord during each calendar year of the Term. In determining the amount of Operating Costs for the purposes of this Section 6.2, if less than one hundred percent (100%) of the Leasable Area of the Project shall have been occupied by tenants and fully used by them during the year, Operating Costs shall be deemed for the purposes of this paragraph to be increased to the amounts that would normally be expected to be incurred had occupancy been one hundred percent (100%) and had full use been made during the entire period.

(b) Method of Payment. Additional Rent payable by Tenant under this Section 6.2 hereof shall be paid as follows, unless otherwise provided:

(i) During the Term, Tenant shall pay to Landlord monthly in advance on the first day of each month. NNN expenses will also be billed monthly for the previous month’s expenses. If at any time during the course of the year, Landlord determines that Operating Costs are projected to vary from the then estimated costs for such items, Landlord may, by written notice to Tenant, revise the estimated Additional Rent for the balance of such year, and Tenant’s monthly installments for the remainder of such year shall be adjusted so that by the end of such year Tenant will have paid to Landlord Tenant’s Proportionate Share of the such revised expenses for such year.

(ii) Annually, following the expiration of each calendar year, Landlord shall prepare in good faith and deliver to Tenant a comparative statement, which statement shall be conclusive between the parties hereto, setting forth (1) the Operating Costs for the subject calendar year, and (2) the amount of Additional Rent as determined in accordance with the provisions of this Article 6. If the aggregate amount of such estimated Additional Rent payments made by Tenant in any such year should be less than the Additional Rent due for such year, then Tenant shall pay to Landlord as Additional Rent upon demand the amount of such deficiency. If the aggregate amount of such Additional Rent payments made by Tenant in any year should be greater than the Additional Rent due for such year, then should Tenant not be otherwise in default hereunder, the amount of such excess will be applied by Landlord to the next succeeding installments of such Additional Rent due hereunder; and if there is any such excess for the last year of the Term, the amount thereof will be refunded by Landlord to Tenant within sixty (60) days of the last day of the Term, provided Tenant is not otherwise in default under the terms of this Lease.

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(c) Adjustments. If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Costs) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Costs shall be deemed to be increased by an amount equal to the additional Operating Costs which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. The parties acknowledge that (i) the Premises is part of a larger Project consisting of the Other Buildings, and Other Parcels, and that certain Operating Costs shall be shared among the Premises, Other Buildings, and/or Other Parcels while certain other Operating Costs may be solely attributable to and shared amongst one or more of the Other Buildings and Other Parcels, as applicable. Accordingly, Operating Costs are determined annually for the Project as a whole, and a portion of the Operating Costs, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the Premises (as opposed to the tenants of the Other Building or Other Parcels), and such portion so allocated shall be the amount of Operating Costs payable with respect to the Premises upon which Tenant’s Proportionate Share shall be calculated. Such portion of the Operating Costs allocated to the Premises shall include all Operating Costs which are attributable solely to the Premises and/or the Alterations, and an equitable portion of the Operating Costs attributable to the Project as a whole. As an example of such allocation with respect to Real Estate Taxes, it is anticipated that Landlord may receive separate tax bills which separately assess the improvements component of Taxes for each Parcel in the Project, and such separately assessed Taxes shall be calculated for and allocated separately to each such applicable building located on said Parcel. In addition, in the event Landlord elects, at its sole option, to subdivide certain Common Area of the Project such as landscaping, public and private streets, driveways, walkways, courtyards, plazas, transportation facilitation areas and/or accessways and/or parking areas into a separate Parcel or Parcels (and/or separately convey all or any of such Parcels to a common area association to own, operate and/or maintain same), the Operating Costs for such Parcel or Parcels may be aggregated and then reasonably allocated by Landlord to the Premises and the Other Building on an equitable basis as Landlord (and/or any applicable covenants, conditions and restrictions for any such common area association) shall provide from time to time. Landlord shall also have the right, from time to time, to equitably allocate some or all of the Operating Costs between the Premise and the Other Building and/or among different tenants of the Project depending on the nature of their respective uses (the “Cost Pools”). Such Cost Pools may include, without limitation, the office space tenants, manufacturing and/or harvest tenants, and retail space tenants of the Project or of a building or buildings in the Project. Such Cost Pools may also include an allocation of certain Operating Costs within or under covenants, conditions and restrictions affecting Project. In addition, Landlord shall have the right from time to time, in its reasonable discretion, to include or exclude existing or future buildings in the Project for purposes of determining Operating Costs and/or the provision of various services and amenities thereto, including allocation of Operating Costs in any such Cost Pools.

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ARTICLE 7

INSURANCE AND INDEMNITIES

7.1 Tenant’s Insurance.

Tenant, at its sole cost and expense, commencing on the date Tenant takes possession of the Premises or the Commencement Date, whichever is earlier, and continuing during the Term, shall procure, pay for and keep in full force and effect the following types of insurance, in such form as used by solvent insurance companies in the State of California and in at least the amounts and in the forms specified below.

(a) Comprehensive or commercial general liability insurance with coverage limits of not less than the combined single limit for bodily injury, personal injury, death and property damage at minimum of $2,000,000 liability insuring against all liability of the insured with respect to the Premises or arising out of the maintenance, use or occupancy of the Premises or related to the exercise of any rights of Tenant pursuant to this Lease. All such liability insurance shall specifically insure the performance by Tenant of any Tenant indemnities hereunder as to liability for injury to or death of persons and injury or damage to property. Further, all such liability insurance shall include, but not be limited to, personal injury, blanket contractual, cross-liability and severability of interest clauses, broad-form property damage, independent contractors, owned, non-owned and hired vehicles and, if alcoholic beverages are served, sold, consumed or obtained in the Premises, liquor-law liability.

(b) Worker’s compensation coverage in an amount adequate to comply with law, and employer’s liability coverage with a limit of not less than $2,000,000.

(c) Plate-glass insurance covering all plate glass on the Premises at full replacement value. Tenant shall have the option either to insure this risk or to self-insure.

(d) Insurance covering all of Tenant’s leasehold improvements and alterations (including without, limitation, all Alterations), trade fixtures, merchandise and personal property from time to time in, on or about the Premises, in an amount not less than their full replacement value from time to time, including replacement cost endorsement, providing protection against any peril included within the classification Fire and Extended Coverage, sprinkler damage, vandalism, malicious mischief, earthquake and such other additional perils as covered in an “all risks” standard insurance policy. Any policy proceeds shall be used for the repair or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions of Article 14 hereof.

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All policies of insurance required of Tenant herein shall be issued by insurance companies with a general policy holder’s rating of not less than “A-” and a financial rating of not less than Class “VIII”, as rated in the most current available “Best’s Key Rating Guide”, and which are qualified to do business in the State of California. All such policies, except for the Worker’s Compensation coverage, shall name, and shall be for the mutual and joint benefit and protection of, Landlord, any mortgagee(s) and Tenant, and Landlord and any other party designated by Landlord from time to time shall be an additional insured. Executed copies of the policies of insurance or certificates thereof shall be delivered to Landlord before Tenant, its agents or employees, shall enter the Premises for any purpose. Thereafter, executed copies of renewal policies or certificates thereof shall be delivered to Landlord within 30 days before the expiration of the term of each policy. All policies of insurance delivered to Landlord must contain a provision that the company writing the policy will give to Landlord 30 days’ prior written notice of any cancellation or lapse, and the effective date of any reduction in the amounts of insurance. All policies required of Tenant herein shall be endorsed to read that such policies are primary policies and any insurance carried by Landlord or Landlord’s property manager shall be non-contributing with such policies. No policy required to be maintained by Tenant shall have a deductible greater than $25,000 unless approved in writing by Landlord. Notwithstanding anything to the contrary contained in this Section 7.1, Tenant’s obligation to carry insurance may be satisfied by coverage under a so-called blanket policy or policies of insurance. The coverage afforded Landlord will not, however, be reduced or diminished and the requirements set forth in this Lease shall otherwise be satisfied by such blanket policy or policies. Landlord may, from time to time, require that the amount of the insurance to be provided and maintained by Tenant hereunder be increased so that the amount thereof adequately protects Landlord’s interest. If Tenant refuses or neglects to secure and maintain insurance policies complying with the provisions of this Section 7.1, or to provide copies of policies or certificates or copies of renewal policies or certificates within the time provided in this Section 7.1, Landlord may, after providing written notice to Tenant of its intention to do so, secure the appropriate insurance policies and Tenant shall pay immediately upon demand the cost of same to Landlord, as Additional Rent.

7.2 Landlord’s Insurance.

Subject to Tenant’s payment obligations under Article 8 hereof, Landlord shall procure and maintain such insurance coverages and policies as it relates to the Project, and/or Premises, and in such amounts, as Landlord may elect in its sole discretion. If, by reason of a failure of Tenant to comply with the provisions of this Lease, the rate of any insurance carried by Landlord shall be higher than it otherwise would be, Tenant shall reimburse Landlord, on demand, for that part of the premiums for such insurance paid by Landlord because of such failure on the part of Tenant. In no event shall Landlord be liable for any damage to any Alterations or required to maintain any insurance on any Alterations.

7.3 Waivers.

The parties intend that whenever possible Damages shall be compensated through the proceeds of insurance carried in compliance with this Lease. As a result, all insurance relating to the Project and/or the Premises (whether or not the insurance is required under this Lease) shall contain a waiver of subrogation provision or endorsement. This provision is intended to waive all rights and claims that might form the basis for a right of subrogation by any insurance carrier. In addition, each party assumes the risk of the adequacy (or inadequacy) of its own insurance. Accordingly, Landlord and Tenant each waive all rights of recovery against the other for any losses to property even if the loss or damage is caused by the fault or negligence of the other party or its Agents.

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7.4 Indemnity.

Tenant indemnifies Landlord and holds Landlord and its Agents (each, a “Landlord Indemnitee”) harmless from and against any and all demands, claims, actions, fines, penalties, damages, losses, costs and expenses (including attorneys’ fees and other professional fees), judgments, settlement payments and other liabilities of any kind or nature (collectively, “Damages”), to the extent arising in connection with (i) the negligence, willful misconduct or intentional acts or omissions of Tenant or its Agents, (ii) Tenant’s use of the Premises and/or the Project, (iii) Tenant’s Alterations, or (iv) Tenant’s failure to perform its obligations under this Lease. This indemnity is in addition to, and not in substitution for, any other indemnities given by Tenant under this Lease and it shall survive the Termination Date.

7.5 Enforcement of Indemnities.

In connection with Tenant’s indemnity obligations: (a) Tenant shall perform its indemnity obligations with counsel selected by it, subject to prior written approval from Landlord; and (b) Tenant shall not settle any claim subject to indemnification without the prior written consent of Landlord.

ARTICLE 8

ENVIRONMENTAL

8.1 Use of Hazardous Substances; Compliance.

Tenant agrees that during the Term of this Lease, there shall be no use, presence, disposal, storage, generation, leakage, treatment, manufacture, import, handling, processing, release, or threatened release of Hazardous Substances on, from or under the Premises (individually and collectively, “Hazardous Use”) except to the extent that, and in accordance with such conditions as, Landlord may have previously approved in writing in its sole and absolute discretion. However, without the necessity of obtaining such prior written consent, Tenant shall be entitled to use and store only those Hazardous Substances which are (i) typically used in the ordinary course of business in an office for use in the manner for which they were designed and in such limited amounts as may be normal, customary and necessary for Tenant’s business in the Premises, and (ii) in full compliance with Environmental Laws, and all judicial and administrative decisions pertaining thereto. For the purposes of this Article 8, the term Hazardous Use shall include Hazardous Use(s) on, from or under the Premises by Tenant or any of its Agents, whether known or unknown to Tenant, and whether occurring and/or existing during or prior to the commencement of the Term of this Lease. Tenant agrees that during the Term of this Lease Tenant shall not be in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, soil, water, or environmental conditions on, under or about the Premises including, but not limited to, the Environmental Laws.

8.2 Inspection and Testing.

Landlord shall have the right at all times during the term of this Lease to (i) inspect the Premises and to (ii) conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this Article. Except in case of emergency, Landlord shall give reasonable notice to Tenant before conducting any inspections, tests, or investigations. The cost of all such inspections, tests and investigations shall be borne by Tenant if Tenant is in breach of this Article 8 of this Lease. Neither any action nor inaction on the part of Landlord pursuant to this Article 8 shall be deemed in any way to release Tenant from, or in any way modify or alter, Tenant’s responsibilities, obligations, and/or liabilities incurred pursuant to Article 8 hereof.

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8.3 Indemnity.

Tenant shall indemnify, hold harmless, and, at Landlord’s option (with such attorneys as Landlord may approve in advance and in writing), defend Landlord and each Landlord Indemnitee from and against any and all “Losses” (hereinafter defined) arising from or related to: (a) any violation or alleged violation by Tenant or any Tenant’s Agents of any of the requirements, ordinances, statutes, regulations or other laws referred to in this Article 8, including, without limitation, the Environmental Laws; (b) any breach of the provisions of this Article 8 by Tenant or any of Tenant’s Agents; or (c) any Hazardous Use on, about or from the Premises of any Hazardous Substances, whether or not approved by Landlord under this Lease. The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages (whether consequential, direct or indirect, known or unknown, foreseen or unforeseen), penalties, fines, liabilities, losses of every kind and nature (including, without limitation, property damage, diminution in value of Landlord’s interest in the Premises or the Project, damages for the loss or restriction on use of any space or amenity within the Project, damages arising from any adverse impact on marketing space in the Project, sums paid in settlement of claims and any costs and expenses associated with injury, illness or death to or of any person), suits, administrative proceedings, costs and fees, including, but not limited to, attorneys’ and consultants’ fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity.

ARTICLE 9

UTILITIES

9.1 Utility Services.

Tenant will contract directly with appropriate providers of all utilities serving the Premises, including but not limited to gas, electricity, water, sewer, telephone and other communications services, and Tenant shall be solely responsible for and promptly pay all charges for utilities consumed at the Premises through the Termination Date, including all taxes, levies or other charges based on the use of those utilities or services. In the event any such utility is not separately metered, Tenant shall pay its share of the cost thereof, as equitably determined by Landlord, as Additional Rent.

9.2 Interruptions.

It is understood that Landlord does not warrant that any of the utilities services referred to in Section 9.1 above or any other utility services (whether supplied by Landlord or otherwise) will be free from interruption. Tenant acknowledges that any one or more such utility services may be suspended or reduced by reason of repairs, alterations or improvements necessary to be made, by strikes or accidents, by any cause beyond the reasonable control of Landlord, or by orders or regulations of any federal, state, county or municipal authority. Any such interruption or suspension of services shall not be deemed an eviction (constructive or otherwise) or disturbance of Tenant’s use and possession of the Premises or any part thereof, nor render Landlord liable to Tenant for damages by abatement of Rent or otherwise, nor relieve Tenant of performance of Tenant’s obligations under this Lease.

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ARTICLE 10

TENANT’S USE

Tenant shall use the Premises for the Permitted Use, in compliance with Applicable Laws. Excepting those activities which are reasonable and necessary for Tenant to conduct Tenant’s Permitted Use, Tenant shall not do or permit anything to be done in or about the Premises or bring or keep anything in the Premises that will in any way increase the premiums paid by Landlord on its insurance related to the Project or which will in any way increase the premiums for fire or casualty insurance carried by other tenants in the Project. Tenant will not perform any act or carry on any practice that may injure the Premises or all or any part of the Project that may be a nuisance or menace to other tenants in the Project, or that shall in any way interfere with the quiet enjoyment of such other tenants. Tenant shall not use the Premises for sleeping or the preparation, manufacture or mixing of anything that might emit and objectionable odor, noises, vibrations or lights onto such other tenants. If sound insulation is required to muffle noise produced by Tenant on the Premises, Tenant at its own cost shall provide all necessary insulation. Tenant shall not do anything on the Premises that will overload any existing parking or service to the Premises. Pets and/or animals of any type shall not be kept on the Premises. In connection with Tenant’s use of the Premises and the Common Area, Tenant will observe and comply with, and shall cause Tenant’s Agents to observe and comply with, the rules and regulations set forth in Exhibit E and with such further reasonable rules and regulations as Landlord may prescribe from time to time. Landlord shall not be responsible to Tenant for the non-compliance with said rules and regulations by other tenants of the Project.

ARTICLE 11

REPAIR, MAINTENANCE AND REPLACEMENT

11.1 Landlord’s Obligations.

Subject to the other provisions of this Lease imposing obligations in this respect upon Tenant, Landlord shall repair, replace and maintain the Common Area. Landlord shall perform such repairs, replacements and maintenance with reasonable dispatch; provided that Landlord shall not be liable for any damages, direct, indirect or consequential, or for damages for personal discomfort, illness or inconvenience of Tenant by reason of failure of such Common Area or reasonable delays in the performance of such repairs, replacements and maintenance, unless caused by the gross negligence or deliberate misconduct of Landlord. The cost for such repairs, maintenance and replacement shall be included in Operating Costs. Notwithstanding the foregoing, if the Common Area fall into a state of disrepair or become damaged or destroyed through the negligence or intentional act of Tenant, its agents, officers, partners, members, employees or invitees, the cost of the necessary repairs, replacements or alterations shall be borne by Tenant who shall pay the same to Landlord as additional charges forthwith on demand. Tenant waives all rights it may have under law to make repairs at Landlord’s expense.

11.2 Tenant’s Obligations.

Except to the extent expressly set forth in Section 11.1 as Landlord’s obligation to maintain and repair, Tenant shall maintain in good order and repair, and perform all such repairs and replacements as may be necessary to, the Premises, including, without limitation, all leasehold improvements and alterations in the Premises. Landlord may enter and view the state of repair and Tenant will repair in a good and workmanlike manner according to notice in writing. If Tenant fails to perform its obligations under this Section 11.2 and such failure continues for ten (10) days after Tenant’s receipt of Landlord’s written notice, then Landlord shall have the right to enter the Premises perform such obligations, the costs of which shall be borne by Tenant who shall pay the same to Landlord as additional charges forthwith on demand.

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ARTICLE 12

ALTERATIONS, SIGNAGE AND PERSONAL PROPERTY

12.1 Alterations.

Tenant shall not perform any alterations, improvements or modifications to the Premises (“Alterations”) without Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion. If Tenant proposes to make Alterations, Tenant shall submit complete plans and specifications to Landlord for approval. As a condition of approval of any Alterations, Landlord may require performance and labor and materialmen’s payment bonds issued by a surety approved by Landlord, in a sum equal to the cost of the Alterations guaranteeing the completion of the alteration free and clear of all liens and other charges. Such bonds shall name Landlord as beneficiary. Following approval of plans and specifications by Landlord, Tenant shall give Landlord at least ten (10) days’ prior written notice of any commencement of Alterations in the Premises so that Landlord may post notices of non-responsibility in or upon the Premises as provided by Applicable Laws. Tenant shall obtain all necessary permits and construct all Alterations in a good and workmanlike manner, and in full compliance with Applicable Laws. In addition, Alterations shall be constructed in accordance with the plans and specifications approved by Landlord. Tenant shall obtain the prior written approval from Landlord for Tenant’s contractors before the commencement of any Alterations. Tenant’s contractor for any Alterations shall maintain all of the insurance reasonably required by Landlord, including, without limitation, commercial general liability, builders risk, and workers’ compensation insurance. All Alterations shall remain the property of the Tenant and Tenant shall be solely liable for all Alterations. Notwithstanding the foregoing, in the event Tenant abandons the Premises, Landlord may, at its sole discretion, elect that some or all Alterations shall become the property of the Landlord to the extent permitted by law or restore the Premises to its condition prior to the making of any Alterations (whether or not permitted hereunder), entirely at Tenant’s sole cost and expense.

12.2 Removal of Alterations by Termination Date.

Unless Tenant obtains Landlord’s prior written consent, Tenant shall return the Premises to Landlord at the expiration orearlier termination of this Lease restored to its condition prior to the making of any Alterations (whether or not permitted hereunder), entirely at its own expense. All damage to the Premises caused by the removal of the Alterations and/or Personal Property that Tenant is permitted to remove under the terms of this Lease and/or such restoration shall be repaired by Tenant at its sole cost and expense prior to the Termination Date.

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12.3 Signage.

All signage identifying the Tenant and the Tenant’s Premises shall be permitted by the City of Desert Hot Springs and with the approval of the content and position thereof by the Landlord; such approval shall not be unreasonably withheld. All costs associated with the signage including erecting, painting, maintaining shall be the sole responsibility of Tenant. The dimensions, materials and location of the exterior signage shall be approved by the Landlord and the City of Desert Hot Springs in accordance with the requirements set forth in Exhibit D. Such sign shall be removed by the Tenant upon termination of its occupancy of the Premises. All signage must be approved by Landlord and the City of Desert Hot Springs.

12.4 Removal of Personal Property.

Tenant agrees that as at the date of termination of this Lease or repossession of the Premises by Landlord, by way of default or otherwise, it shall remove all of Tenant’s Personal Property to which it has the right to ownership pursuant to the terms of this Lease. Any and all such property of Tenant not removed by such date shall, at the option of Landlord, irrevocably become the sole property of Landlord. Tenant waives all rights to notice and all common law and statutory claims and causes of action which it may have against Landlord subsequent to such date as regards the storage, destruction, damage, loss of use and ownership of Tenant’s Personal Property affected by the terms of this paragraph. Tenant acknowledges Landlord’s need to relet the Premises upon termination of this Lease or repossession of the Premises and understands that the forfeitures and waivers provided herein are necessary to aid said reletting, and to prevent Landlord incurring a loss for inability to deliver the Premises to a prospective Tenant.

12.5 Landlord’s Lien.

Tenant hereby grants to Landlord a lien upon and security interest in all fixtures, goods and Tenant’s Personal Property of every kind now or hereafter to be placed or installed in or on the Premises and agrees that in the event of any Default on the part of Tenant, Landlord shall have all the rights and remedies afforded the secured party by the chapter on “Default” of Division 9 of the Uniform Commercial Code of the state in which the Premises are located and may, in connection therewith, also (a) enter on the Premises to assemble and take possession of the collateral, (b) require Tenant to assemble the collateral and make its possession available to Landlord at the Premises, and (c) enter the Premises, render the collateral, if equipment, unusable and dispose of it in a manner provided by the Uniform Commercial Code of the state in which the Premises are located.

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ARTICLE 13

ASSIGNMENT AND SUBLETTING

13.1 Restrictions.

Tenant shall not voluntarily or by operation of law, (1) mortgage, pledge, hypothecate or encumber this Lease or any interest herein, (2) assign or transfer this Lease or any interest herein, sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or allow any other person (the employees, agents and invitees of Tenant excepted) to occupy or use the Premises, or any portion thereof, without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld. Any assignment, encumbrance or sublease without Landlord’s written consent shall be voidable and at Landlord’s election, shall constitute an immediate Default. Consent by Landlord to one assignment, subletting, concession, or license will not be deemed to be consent to any subsequent assignment, subletting, concession, or license. Consent to one assignment, subletting, occupation or use, and consent to any assignment or subletting shall in no way relieve Tenant of any liability under this Lease. If Tenant is a partnership, a withdrawal or change, voluntary, involuntary or by operation of law of any partner, or the dissolution of the partnership, shall be deemed a voluntary assignment. If Tenant consists of more than one person, a purported assignment, voluntary or involuntary or the operation of law from one person to the other shall be deemed a voluntary assignment. If Tenant is a corporation or limited liability company, any dissolution, merger, consolidation or other reorganization of Tenant, or sale or other transfer of a controlling percentage of the capital stock or membership interests of Tenant, or the sale of at least Forty Nine Percent (49%) of the value of the assets of Tenant, shall be deemed a voluntary assignment requiring Landlord’s prior written consent. The assignment or sublease agreement, as the case may be, after approval by Landlord, shall not be amended without Landlord’s prior written consent, and shall contain a provision directing the assignee or subtenant to pay the rent and other sums due thereunder directly to Landlord upon receiving written notice from Landlord that Tenant is in default under this Lease. Landlord’s collection of such rent and other sums shall not constitute an acceptance by Landlord of attornment by such assignee or subtenant.

13.2 Involuntary Assignments.

No interest of Tenant in this Lease shall be assignable by involuntary assignment through operation of law (including without limitation the transfer of this Lease by testacy or intestacy) except with Landlord’s consent which shall not be unreasonably withheld. Each of the following acts shall be considered an involuntary assignment: (1) If Tenant is or becomes bankrupt or insolvent, makes an assignment for the benefit of creditors, or institutes proceedings under the Bankruptcy Act in which Tenant is the bankrupt; or if Tenant is a partnership or consists of more than one person or entity, if any partner of the partnership or other person or entity is or becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors; or (2) if a writ of attachment or execution is levied on this Lease; or (3) if in any proceeding or action to which Tenant is a party and a receiver is appointed with authority to take possession of the Premises. An involuntary assignment shall constitute an immediate Default by Tenant and Landlord shall have the right to elect to terminate this Lease, in which case this Lease shall not be treated as an asset of Tenant.

13.3 Process; Landlord Rights.

When Tenant requests Landlord’s consent to such assignment or subletting, it shall notify Landlord in writing of the name and address of the proposed assignee or subtenant and the nature and character of the business of the proposed assignee or subtenant and shall provide current financial statements for the proposed assignee or subtenant prepared in accordance with generally accepted accounting principles. Tenant shall also provide Landlord with a copy of the proposed sublet or assignment agreement, including all material terms and conditions thereof. Landlord shall have the option, to be exercised within 30 days of receipt of the foregoing, to (1) cancel this Lease as of the commencement date stated in the proposed sublease or assignment in the event of an assignment of the Lease or a sublease of the entire Premises, (2) acquire from Tenant the interest, or any portion thereof, in this Lease and/or the Premises that Tenant proposes to assign or sublease, on the same terms and conditions as stated in the proposed sublet or assignment agreement, (3) consent to the proposed assignment or sublease, or (4) refuse its consent to the proposed assignment or sublease, providing that such consent shall not be unreasonably withheld. Within five (5) business days after Tenant’s receipt of Landlord’s notice of recapture, if applicable, Tenant may deliver to Landlord a written revocation of Tenant’s request for Landlord’s consent to the proposed assignment or sublease, in which event Tenant’s request for consent shall be deemed to have never been given and Landlord’s recapture right with respect to the proposed assignment or sublease shall terminate.

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13.4 Criteria for Consent.

Without otherwise limiting the criteria upon which Landlord may withhold its consent, Landlord may take into account the reputation and creditworthiness of the proposed assignee or subtenant, the character of the business proposed to be conducted in the Premises or portion thereof sought to be subleased, and the potential impact of the proposed assignment or sublease on the economic value of the Premises. In any event, Landlord may withhold its consent to any assignment or sublease, if (1) the actual use proposed to be conducted in the Premises or portion thereof conflicts with the Permitted Use or with any other lease to a tenant at the Project which restricts the use to which any space in the Project may be put, or (2) the proposed assignment or sublease requires unreasonable alterations, improvements or additions to the Premises or portions thereof.

13.5 Excess Rent.

If Landlord approves an assignment or subletting as herein provided, Tenant shall pay to Landlord, as Additional Rent, One Hundred Percent (100%) of the difference, if any, between (1) the Base Rent plus Additional Rent allocable to that part of the Premises affected by such assignment or sublease pursuant to the provisions of this Lease, and (2) the rent and any additional rent paid by the assignee or sublessee to Tenant, after deducting the costs of customary real estate commissions, tenant improvement cost or allowance, or reasonable attorney’s fees, if any, actually incurred by Tenant in connection with any such assignment or sublease.

13.6 Costs.

Tenant shall reimburse Landlord as additional rent for Landlord’s reasonable costs and attorneys’ fees incurred in conjunction with the processing and documentation of any proposed assignment of the Lease or sublease of the Premises, whether or not consent is granted.

13.7 Acknowledgment and Waiver.

The restrictions on assignment and sublease described in this Lease are acknowledged by Tenant to be reasonable for all purposes, including, without limitation, the provisions of California Civil Code (the “Code”) Section 1951.4(b)(2). Tenant expressly waives any rights which it might otherwise be deemed to possess pursuant to applicable law, including, without limitation, Section 1997.040 of the Code, to limit any remedy of Landlord pursuant to Section 1951.2 or 1951.4 of the Code by means of proof that enforcement of a restriction on use of the Premises would be unreasonable.

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ARTICLE 14

DAMAGE AND DESTRUCTION

14.1 Rights of Termination.

In the event the Premises suffers (a) an “uninsured property loss” (as hereinafter defined) or (b) a property loss which cannot be repaired within one hundred twenty (120) days from the date of destruction under the laws and regulations of state, federal, county or municipal authorities, or other authorities with jurisdiction, Landlord may terminate this Lease as of the date of the damage within twenty (20) days of written notice from Landlord to Tenant that the damage from the casualty was an uninsured property loss or that time to restore will exceed such one hundred twenty (120) day period. For purposes of this Lease, the term “uninsured property loss” shall mean any loss arising from a peril not covered by the standard form of “All Risk” property insurance policy. In the event this Lease is terminated in accordance with the terms of this Section 14.1, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance covering the leasehold improvements and alterations in the Premises as required under Section 7.1 of this Lease.

14.2 Repairs.

In the event of a property loss which may be repaired within one hundred twenty (120) days from the date of the damage, or, in the alternative, in the event Landlord does not elect to terminate this Lease under the terms of Section 14.1 above, then this Lease shall continue in full force and effect and Landlord shall forthwith undertake to make such repairs to reconstitute the Premises to as near the condition as existed prior to the property loss as practicable. Landlord shall not be required to repair or replace any damage or loss by or from fire or other cause to any panelings, decorations, partitions, additions, railings, ceilings, floor coverings, office fixtures or any other property or improvements installed on the Premises by, or belonging to, Tenant. Such partial destruction shall in no way annul or void this Lease except that Tenant shall be entitled to a proportionate reduction of Base Rent following the property loss and until the time Landlord completes its restoration obligations with respect to the Premises. Such reduction shall be based on the ratio that the square footage of Leasable Area of the damaged portion of the Premises bears to the total square footage of Leasable Area of the Premises. Landlord’s obligations to restore shall in no way include any construction or alterations originally performed by Tenant or subsequently undertaken by Tenant, but shall include solely that property constructed by Landlord prior to commencement of the Term hereof. Notwithstanding anything to the contrary contained in this Lease, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises and/or Project requires that any insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon this Lease shall end on the date of such damage as if the date of such damage was the original Termination Date.

14.3 Repair Costs.

The cost of any repairs to be made by Landlord, pursuant to Section 14.2 of this Lease, shall be paid by Landlord utilizing available insurance proceeds. Tenant shall reimburse Landlord upon completion of the repairs for any deductible for which no insurance proceeds will be obtained under Landlord’s insurance policy, or if other premises are also repaired, a pro rata share based on total costs of repair equitably apportioned to the Premises.

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14.4 Waiver.

Tenant hereby waives all statutory or common law rights of termination in respect to any partial destruction or property loss which Landlord is obligated to repair or may elect to repair under the terms of this Article.

14.5 Landlord’s Election.

In the event that the Project is destroyed to the extent of not less than thirty-three and one-third percent (33 ⅓ %) of the replacement cost thereof, Landlord may elect to terminate this Lease, whether the Premises be injured or not, in the same manner as in Section 14.1 above. In all events, a total destruction of the Project shall terminate this Lease.

14.6 Damage Near End of Term.

If at any time during the last months of the term of this Lease there is, in Landlord’s sole opinion, substantial damage to the Premises, whether or not such casualty is covered in whole or in part by insurance, Landlord may at Landlord’s option cancel and terminate this Lease as of the date of occurrence of such damage by giving written notice to Tenant of Landlord’s election to do so within thirty (30) days after the date of occurrence of such damage and Landlord shall have no further liability hereunder.

ARTICLE 15

CONDEMNATION

15.1 Effect.

In the event all of the Premises, or more than fifty percent (50%) of the parking area on the Project shall be taken by or sold under threat of condemnation or appropriation by any authority having the power of eminent domain (a “Taking”), then Landlord may either relocate Tenant pursuant to Section 2.5 of this Lease or terminate this Lease as of the date of such Taking. In the event a portion of the Premises or less than 50% of the parking area on the Project shall be taken or sold under threat of condemnation or appropriation by any authority having the power of eminent domain, Landlord, in its discretion, shall have the option to restore, rebuild, re-configure or repair the Premises or that portion of the Project affected by the taking, or, in the alternative, to relocate Tenant pursuant to, and in accordance with, Section 2.5 of this Lease.

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15.2 Rights to Award.

The entire award for any Taking or for any conveyance in lieu of Taking shall belong to and become the sole and exclusive property of Landlord. Tenant shall have no claim against Landlord arising out of the Taking, or arising out of the cancellation of this Lease as a result of any Taking, or for any portion of the amount that may be awarded as damages or for the value of any unexpired portion of the Term. However, Tenant may assert any claim it may have against the Taking authority for compensation for Tenant’s Personal Property and for any relocation or other similar expenses compensable by statute, so long as those awards are made in addition to, stated separately from, and in no way reduce, the award made for the Premises. Neither party will have any obligation to contest any Taking, but Tenant will have the right to contest any proposed Taking, at Tenant’s cost and expense.

ARTICLE 16

LANDLORD’S LIABILITY

This Lease and the obligations of Tenant hereunder shall not in any way be affected because Landlord is unable to fulfill any of its obligations or to supply any service, by reason of strike or other cause not within Landlord’s control. Landlord shall have the right, without incurring any liability to Tenant, to stop any service because of accident or emergency, or for repairs, alterations or improvements, necessary or desirable in the judgment of Landlord, until such repairs, alterations or improvements shall have been completed. Landlord shall not be liable to Tenant or anyone else, for any loss or damage to person, property or business; nor shall Landlord be liable for any latent defect in the Premises. Neither the partners, members, shareholders, entities or individuals comprising Landlord, nor the agents, directors, or officers or employees of any of the foregoing shall be liable for the performance of Landlord’s obligations hereunder. Tenant agrees to look solely to Landlord’s equity interest in the Premises for the satisfaction of any right or remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord, and in the event of any liability by Landlord, no other property or assets of Landlord or of any of the aforementioned parties shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or Tenant’s use and occupancy of the Premises or any other liability of Landlord to Tenant.

ARTICLE 17

DEFAULT PROVISIONS AND REMEDIES

17.1 Tenant’s Default.

The occurrence of any of the following shall constitute a “Default” of this Lease by Tenant:

(a) Any failure by Tenant to pay the Rent or to make any other payment required to be made by Tenant hereunder when due; or

(b) A failure by Tenant to observe and perform any other provision of this Lease to be observed or performed by Tenant, where such failure continues for ten (10) days after written notice thereof by Landlord to Tenant; provided, however, that if the nature of the failure is such that the same cannot reasonably be cured within the ten (10) day period allowed, Tenant shall not be deemed to be in default if Tenant shall, within such ten (10) day period, commence to cure and thereafter diligently prosecute the same to completion. Notwithstanding the foregoing, any default by Tenant to comply with the terms and conditions contained in Article 7 and/or Article 13 shall be an immediate default without benefit of notice or opportunity to cure; or

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(c) Either (i) the appointment of a receiver (except a receiver appointed at the instance or request of Landlord) to take possession of all or substantially all of the assets of Tenant, or (ii) a general assignment by Tenant for the benefit of creditors, or (3) any action taken or suffered by Tenant under any insolvency or bankruptcy act.

17.2 Termination and Damages.

In the event of any Default by Tenant, then in addition to any other remedies available to Landlord herein or at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:

(a) The worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom; and

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the applicable law in the state in which the Premises are located.

As used in subsections 17.2(a) and (b) above, the “worth at the time of award” is computed by allowing interest at the rate of ten percent (10%) per annum. As used in subsection 17.3(c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank for the region in which the Project is located at the time of award plus one percent (1%).

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17.3 Personal Property.

In the event of any Default by Tenant, Landlord shall also have the right and option, with or without terminating this Lease, to do any one or combination of the following:

(a) to reenter the Premises and remove all persons and property from the Premises;

(b) to have all of Tenant’s fixtures, furniture, equipment, improvements, additions, alterations and other Personal Property remain upon the Premises during the length of any default by Tenant or a lesser period; or

(c) to require Tenant to forthwith remove such property.

Landlord shall have the sole right to take exclusive possession of such property and to use it, rent, or charge free, until all defaults are cured. If Landlord shall remove property from the Premises, Landlord may, in its sole and absolute discretion, store such property in the Project, in a public warehouse or elsewhere. All costs incurred by Landlord under this section, including, without limitation, those for removal and storage (including, without limitation, charges imposed by Landlord for storage within the Project), shall be at the sole cost of and for the account of Tenant.

17.4 Recovery of Rent; Reletting.

In the event of the vacation or abandonment of the Premises by Tenant or in the event that Landlord shall elect to re-enter as provided in Section 17.3 above, or shall take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by Applicable Laws, then if Landlord does not elect to terminate this Lease as provided in Section 17.2 above, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord may enforce all its rights and remedies under this Lease, including, without limitation, Landlord’s right from time to time, without terminating this Lease, to either recover all rental as it becomes due or relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord, in its sole discretion, may deem advisable with the right to make alterations and repairs to the Premises. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiation of Landlord or other legal proceeding granting Landlord or its agent possession to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession. In the event that Landlord shall elect to so relet, then rentals received by Landlord from such reletting shall be applied: first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any cost of such reletting; third, to the payment of the cost of any alterations and repairs to the Premises; fourth, to the payment of rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied by the payment of rent hereunder, be less than the rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord immediately upon demand therefor by Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting. No reentry or taking possession of the Premises or any other action under this Section shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any Default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such Default. Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has right to sublet or assign, subject only to reasonable limitations).

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17.5 No Waiver.

Efforts by Landlord to mitigate the damages caused by Tenant’s default in this Lease shall not constitute a waiver of Landlord’s right to recover damages hereunder, nor shall Landlord have any obligation to mitigate damages hereunder.

17.6 Subleases of Tenant.

Whether or not Landlord elects to terminate this Lease on account of any Default by Tenant, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

17.7 Cumulative Remedies.

The various rights, options, election powers, and remedies of Landlord contained in this Article and elsewhere in this Lease shall be construed as cumulative and no one of them exclusive of any others or of any legal or equitable remedy which Landlord might otherwise have in the event of breach or default, and the exercise of one right or remedy by Landlord shall not in any way impair its right to any other right or remedy.

ARTICLE 18

BANKRUPTCY

If at any time during the term of this Lease there shall be filed by or against Tenant in any court pursuant to any statute either of the United States or of any state a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Tenant’s property, or if a receiver or trustee takes possession of any of the assets of Tenant, or if the leasehold interest herein passes to a receiver, or if Tenant makes an assignment for the benefit of creditors or petitions for or enters into an arrangement (any of which are referred to herein as “a bankruptcy event”), then the following provisions shall apply:

(a) At all events any receiver or trustee in bankruptcy or Tenant as debtor in possession (“debtor”) shall either expressly assume or reject this Lease within the earlier of one hundred twenty (120) days following the filing of a petition in bankruptcy or entry of an “Order for Relief” or such earlier period of time provided by law.

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(b) In the event of an assumption of the Lease by a debtor, receiver or trustee, such debtor, receiver or trustee shall immediately after such assumption (i) cure any default or provide adequate assurances that defaults will be promptly cured; and (ii) compensate Landlord for actual pecuniary loss or provide adequate assurances that compensation will be made for actual pecuniary loss; and (iii) provide adequate assurance of future performance.

(c) For the purposes of subparagraph (b) above, adequate assurance of future performance of all obligations under this Lease shall include, but is not limited to: (i) written assurance that rent and any other consideration due under the Lease shall first be paid before any other of Tenant’s costs of operation of its business in the Premises is paid; and (ii) written agreement that assumption of this Lease will not cause a breach of any provision hereof including, but not limited to, any provision relating to use or exclusivity in this or any other Lease, or agreement relating to the Premises, or if such a breach is caused, the debtor, receiver or trustee will indemnify Landlord against such loss (including costs of suit and attorneys’ fees), occasioned by such breach.

(d) Where a default exists under the Lease, the party assuming the Lease may not require Landlord to provide services or supplies incidental to the Lease before its assumption by such trustee or debtor, unless Landlord is compensated under the terms of the Lease for such services and supplies provided before the assumption of such Lease.

(e) The debtor, receiver, or trustee may assign this Lease only if adequate assurance of future performance by the assignee is provided, whether or not there has been a default under the Lease. Any consideration paid by any assignee in excess of the rental reserved in the Lease shall be the sole property of, and paid to, Landlord. Upon assignment by the debtor or trustee, the obligations of the Lease shall be deemed to have been assumed, and the assignee shall execute an assignment agreement on request of Landlord.

(f) Landlord shall be entitled to the fair market value for the Premises and the services provided by Landlord (but in no event less than the rental reserved in the Lease) subsequent to the commencement of a bankruptcy event.

(g) Landlord specifically reserves any and all remedies available to Landlord in Article 17 hereof or at law or in equity in respect of a bankruptcy event by Tenant to the extent such remedies are permitted by Applicable Laws.

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ARTICLE 19

SUBORDINATION AND ATTORNMENT

This Lease is subordinate to any ground lease, mortgage, deed of trust or any other hypothecation for security now or hereafter placed upon the real property of which the Premises are a part and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. If any mortgagee, trustee or ground lessor shall elect to have this Lease prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such mortgage, deed of trust or ground lease, whether this Lease is dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof. Tenant agrees to execute any documents required to further effectuate such subordination or to make this Lease prior to the lien of any mortgage, deed of trust or ground lease, as the case may be, within 15 days after receipt of Landlord’s or any lender’s written request. It is understood by all parties that Tenant’s failure to execute the subordination documents referred to above may cause Landlord serious financial damage by causing the failure of a financing or sale transaction. If the holder of any ground lease, mortgage, deed of trust or security described above (or its successor-in-interest), enforces its remedies provided by law or under the pertinent mortgage, deed of trust or security instrument and succeeds to Landlord’s interest in the Premises, Tenant shall, upon request of any person succeeding to the interest of such lender as result of such enforcement, automatically become the Tenant of said successor-in-interest without change in the terms or other provisions of this Lease, provided, however, that said successor-in-interest shall not be (i) bound by any payment of rent for more than 30 days in advance, except prepayment in the nature of security for the performance by Tenant of its obligations under this Lease, (ii) liable for any act or omission of any previous landlord (including Landlord), provided that as successor landlord it shall be obligated to cure any continuing default of the prior landlord of which it has received prior written notice and shall be liable for acts or omissions accruing or arising after such successor’s succession to the position of landlord and commencement of control and management of the Project, (iii) subject to any offset, defense, recoupment or counterclaim that Tenant may have given to any previous landlord (including Landlord), or (iv) liable for any deposit that Tenant may have given to any previous landlord (including Landlord) that has not, as such, been transferred to said successor-in-interest. Within 15 days after receipt of request by said successor-in-interest, Tenant shall execute and deliver an instrument or instruments confirming such attornment, including a non-disturbance, attornment and subordination agreement in a form required by any such successor-in-interest. In the event of any default by Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee of a mortgage covering the Premises whose address shall have been published to Tenant, and shall offer such beneficiary of mortgage a reasonable opportunity to cure the default, including time to obtain possession of the premises by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure.

ARTICLE 20

MISCELLANEOUS

20.1 Authority to Enter Into Lease.

Each party represents and warrants to the other that it has full power and authority and the legal right to enter into and perform each and every provision of this Lease.

20.2 Notices.

All notices, demands and requests required under this Lease shall be in writing and shall be delivered in person, or by any generally available overnight commercial delivery service to the notice addresses set out in Section 1.2 of this Lease, or to any other addresses modified by written notice delivered as required by this Section. All properly delivered notices shall be effective upon receipt or on the date that delivery is refused.

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20.3 Estoppel Certificates.

Within ten (10) days of receipt of Landlord’s written request, Tenant will execute, acknowledge and deliver to Landlord (and to any mortgagee or other designated recipient), a certificate in the acceptable form with respect to the matters required by Landlord (or such mortgagee or other designated recipient) and such other matters relating to this Lease or the status of performance of obligations under this Lease, to the extent reasonably requested.

20.4 Landlord’s Access To Premises.

Landlord shall have the following rights on reasonable prior notice to Tenant (except in the case of emergencies, in which case no prior notice shall be required): (i) to inspect the Premises and to perform alterations, maintenance, repairs, replacements or other activities or services which Landlord desires and/or is required to perform pursuant to this Lease; (ii) to exhibit the Premises to prospective purchasers, lenders or tenants.

20.5 Force Majeure.

Subject to specific exceptions provided elsewhere in this Lease, each party will be excused for the period of any delay in the performance of any of its obligations (except the obligation to pay Rent) when the delay is due to Force Majeure; provided that the party claiming the delay delivers written notice to the other party within 3 business days after it receives notice of the circumstances creating the Force Majeure, describing the circumstances and estimating the period of the consequent delay.

20.6 Mechanics’ Liens.

If any mechanics’ or materialmen’s liens are filed against the Premises for work, labor, services or materials performed or furnished to Tenant or anyone holding the Premises through or under Tenant, Tenant shall cause the same to be discharged of record or bonded within 15 days after Tenant receives notice of the filing. If Tenant fails to comply with this requirement, Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due; and the amount so paid by Landlord, and all costs and expenses, including reasonable attorney’s fees incurred by Landlord in procuring the discharge of such lien, shall be immediately due and payable by Tenant to Landlord, as Additional Rent. Notice is hereby given that Landlord shall not be liable for any labor or materials furnished to Tenant upon credit and that no mechanics’, materialmen’s or other liens for any such labor or materials shall attach to or affect the estate or interest of Landlord in and to the land and improvements of which the Premises were a part.

20.7 Successors and Assigns.

This Lease and the covenants and conditions in this Lease shall inure to the benefit of and be binding upon the parties and their successors and assigns. If, during the term of this Lease, Landlord shall sell its interest in the Project or the Premises, then from and after the effective date of the sale or conveyance, Landlord shall be released and discharged from any and all obligations and responsibilities under this Lease, except those already accrued.

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20.8 Waiver of California Code Sections.

In this Lease, numerous provisions have been negotiated by the parties, some of which provisions are covered by statute. Whenever a provision of this Lease and a provision of any statute or other law cover the same matter, the provisions of this Lease shall control. Therefore, Tenant waives (for itself and all persons claiming under Tenant) the provisions of Civil Code Sections 1932(2) and 1933(4) with respect to the destruction of the Premises; Civil Code Sections 1941 and 1942 with respect to Landlord’s repair duties and Tenant’s right to repair; Code of Civil Procedure Section 1265.130, allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises by condemnation as herein defined; and any right of redemption or reinstatement of Tenant under any present or future case law or statutory provision (including Code of Civil Procedure Sections 473 and 1179 and Civil Code Section 3275) in the event Tenant is dispossessed from the Premises for any reason. This waiver applies to future statutes enacted in addition to or in substitution for the statutes specified herein.

20.9 Acceptance of Payment.

No payment by Tenant or receipt by Landlord of a lesser amount of Base Rent or any other sum due hereunder, shall be deemed to be other than on account of the earliest due rent or payment, nor shall any endorsement or statement on any check or any letter accompanying any such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or payment or pursue any other remedy available in this Lease, at law or in equity. Landlord may accept any partial payment from Tenant without invalidation of any contractual notice required to be given herein (to the extent such contractual notice is required) and without invalidation of any notice required to be given pursuant to California Code of Civil Procedure Section 1161, et seq., or of any successor statute thereto.

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20.10 Brokers.

Landlord and Tenant have each been represented by the Brokers named in Section 1.1 and Landlord agrees to pay all commissions due to the Brokers pursuant to a separate agreement. Each party acknowledges, represents and warrants to the other that no other broker, real estate agent or other similar finder or consultant brought about or was involved in the making of this Lease and that no brokerage fee or commission is due to any other party as a result of the execution of this Lease. Each party indemnifies and holds the other harmless against any claim by any broker, agent, finder or consultant based upon the execution of this Lease and predicated upon a breach of the above representation and warranty.

20.11 No Recordation.

This Lease shall not be recorded.

20.12 Modification to Lease.

A written amendment signed by both parties shall be the exclusive method for modifying this Lease and no oral agreement or course of dealing shall be construed to suffice to modify any term of this Lease.

20.13 Governing Law.

This Lease shall be construed, governed and enforced in accordance with the laws of the State in which the Premises is located.

20.14 Attorneys’ Fees.

In the event of any litigation or arbitration (if each party in its sole and absolute discretion elects to use arbitration) proceeding between the parties with respect to this Lease, then all costs and expenses, including without limitation, all reasonable professional fees such as appraisers’, accountants’ and attorneys’ fees, incurred by the prevailing party therein shall be paid or reimbursed by the other party. The “prevailing party” means the party determined by the court or arbitrator (if the parties elected to use arbitration) to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered. If, on account of any breach or default by Tenant in Tenant’s obligations under the terms and conditions of this Lease, it shall become necessary or appropriate for Landlord to employ or consult with an attorney or collection agency concerning or to enforce or defend any of Landlord’s rights or remedies arising under this Lease or to collect any sums due from Tenant, Tenant agrees to pay all costs and fees so incurred by Landlord, including, without limitation, reasonable attorneys’ fees and costs. Should Landlord be named as a defendant or requested or required to appear as a witness or produce any documents in any suit brought by Tenant against any other party or against Tenant in connection with or arising out of Tenant’s occupancy hereunder, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, all reasonable professional fees such as appraisers’, accountants’ and attorneys’ fees. The provisions of this section shall survive the expiration or termination of this Lease.

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20.15 Quiet Enjoyment.

So long as Tenant pays all of the Base Rent, all Additional Rent and other sums and charges under the Lease and otherwise performs all of its obligations in the Lease, Tenant shall have the right to possession and quiet enjoyment of the Premises free from any unreasonable disturbance or interference, subject to the terms and provisions of the Lease.

20.16 Representation.

Neither Tenant nor any of its constituent partners, managers, members or shareholders, nor any beneficial owner of Tenant or of any such partner, manager, member or shareholder (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to the Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”); (b) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of OFAC or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (c) is engaged in activities prohibited in the Orders; or (d) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

20.17 Counterparts.

This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument. The delivery of an unexecuted version of this Lease shall not be construed as an offer to lease and this Lease shall not be binding upon either party until it has been executed and delivered by both parties.

20.18 Joint and Several Liability.

If there be more than one Tenant, the liability of all such parties for compliance with and performance of the terms and covenants of this Lease shall be joint and several, unless otherwise set forth herein. In that regard, each of the parties named as Tenant shall have equal rights to use and occupy the Premises and the Landlord shall not be obligated to settle or arbitrate any dispute between such Tenant’s as to their respective use and occupancy rights.

20.19 Triple Net Lease.

IT IS INTENDED THAT THIS LEASE BE A “TRIPLE NET LEASE,” AND THAT THE RENT TO BE PAID HEREUNDER BY TENANT WILL BE RECEIVED BY LANDLORD WITHOUT ANY DEDUCTION OR OFFSET WHATSOEVER BY TENANT, FORESEEABLE OR UNFORESEEABLE. EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY IN THIS LEASE, LANDLORD SHALL NOT BE REQUIRED TO MAKE ANY EXPENDITURE, INCUR ANY OBLIGATION, OR INCUR ANY LIABILITY OF ANY KIND WHATSOEVER IN CONNECTION WITH THIS LEASE OR THE OWNERSHIP, CONSTRUCTION (EXCEPT TO THE EXTENT SPECIFICALLY AGREED TO BY LANDLORD AS SET FORTH IN THE WORK LETTER), MAINTENANCE, OPERATION OR REPAIR OF THE PREMISES.

SEE NEXT PAGES FOR SIGNATURES

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SIGNATURE PAGE TO GROUND LEASE AGREEMENT FOR LANDLORD

Landlord has executed this Lease to be effective as of the 13th day of August, 2018.

LANDLORD:

COACHILLIN’ HOLDINGS LLC,
a California limited liability company

By	/s/ Kenneth R. Dickerson
Name:	Kenneth R. Dickerson
Title:	Managing Member

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SIGNATURE PAGE TO GROUND LEASE AGREEMENT TENANT

Tenant has executed this Lease to be effective as of the 15th day of August, 2018.

TENANT:

GRAPEFRUIT BLVD INVESTMENTS
A California Corporation
collectively (“Tenant” )

By	/s/ Bradley J Yourist
Name:	Bradley J Yourist
Title:	President

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Exhibit A

PREMISES

ADA Path of Travel
from Parking Lot
Containers 8'x53'
Mobile Modular Units
(4 assembled each)
Existing
Restroom
Facilities
Grade Bench
TGB 774.98
PE 774.20'
TGB 773.98
PE 773.20'
Paver walkway
7 Containers 8'x53'
Parcel 33-LL1

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Exhibit B

SITE PLAN SHOWING LOCATION OF PARCELS AND PROJECT

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Exhibit C

LEGAL DESCRIPTION OF LANDS

PARCEL NO. 33 of Tract Map No. 37158, in the Northwest quarter ( NW ¼ ) of Section 14, T. 3. S., R. 4. E., S.B.M., city of Desert Hot Springs, county of Riverside, state of California, as recorded MB 244, pgs. 28-33 on 22 day of December year 2017.

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Exhibit D

SIGNAGE CRITERIA

In this Exhibit, the COACHILLIN INDUSTRIAL CULTIVATION & ANCILLARY CANNA-BUSINESS PARK Design Guideline for the design of Signage and graphics within the Project will be established according to the City of Desert Hot Springs Sign ordinance and Coachillin Holdings LLC Specific Plan. Signage and graphics should be designed for a sense of continuity as an additional unifying element within the Premises. All signs are subject to the sole discretion for approval by the Landlord.

The Premises Signage will consist of a combination of letter, logo signs and small projecting security oriented signs along with other building signs that are architecturally integrated into the existing building and development.

Sign Materials

All signs shall be of a size and nature to preserve the quality and atmosphere of the COACHILLIN’ INDUSTRIAL CULTIVATION & ANCILLARY CANNA-BUSINESS PARK.

1.	Design attached signs to the building as an integrated part of the building.
2.	Signs may not be of unusual size or shape compare to the building that it’s attached to.
3.	All signage should consider low energy consumption for lighting.
4.	Backlit acrylic or plastic “box” type signs are prohibited.
5.	Individually cut letters with gooseneck lighting fixtures for direct illumination can be visible at a distance.
6.	Signs should be simple and straightforward.
7.	The maximum height of any freestanding sign will be 8-feet above grade.

Sign Number and Area

Limited numbers of sign which be located in appropriate areas, will help a business be seen better.

1.	Each site can only use two signs that identify user, nature of the business, and products.
2.	All signs should be attached at ground level or on the face of the building.
3.	No signs should be permitted to be raised above the roofline of the building or be located in front of the building setback line.
4.	No sign shall be located in or painted on any window without written approval of Indian Canyon and 18th Property Owners Association.
5.	Freestanding, ground-mounted signs shall not exceed 25 square feet per face.
6.	Surface-mounted signs shall not exceed 30 square feet of surface area each, nor exceed 80 square feet total.

Location/Placement/Visibility

Visibility without becoming a dominant part of the landscape or interfering with vehicular movement along the public streets, should be the policy for the location and placement of signage.

1.	All signage for the building site shall be planned to be carefully integrated into the overall design).
2.	Signs should be perfectly visible from streets and paths without conflicting with vehicular movement visibility.

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Sign Illumination

Illumination of signage is permitted if the source of light is concealed.

1.	Flashing, blinking, intermittent or moving light are not permitted as source of illumination.
2.	For nighttime readability, signs should be illuminated to the minimum level.
3.	Hide the light source from the ‘lines of sight’ of observers, when external light sources are directed at the sign surface (Figure 7-4).
4.	Visible neon tubing is not allowed as a method of sign illumination.
5.	Use ground-mounted metal halide fixture to illuminate monument signs.

Allowable Sign Types

Indian Canyon and 18th Property Owners Association (POA) should review and give permission prior to installation of any types of signs either temporary or permanent, whether freestanding or affixed to any structure.

1.	Monument Signs: Solidly built permanent signs
2.	Surface-mounted Signs on buildings: Wall-mounted.
3.	Projecting Signs are not permitted.
4.	Pole-mounted Signs: Pole-mounted signs are just allowed for public use, and be mounted and maintained by the OA.
5.	Flashing or moving signs are not permitted.

Special Entry Signs

These signs will be installed and maintained by Indian Canyon and 18th Property Owners Association

1.	Entry signage is limited to monument or wall signage consistent with the architectural character of the buildings, with the address prominently displayed

Building Identification Sign

Some businesses have their corporate identities that should be expressed properly in signage, while meet the signage design guideline.

1.	Identification sign should provide information not more than the name of the business and the identifying corporate symbol and colors.
2.	Just one identification sign shall be used for the building. An identification sign will be allowed within the setbacks if approved by the City of Desert Hot Springs and POA and surrounded by appropriate landscaping.

Temporary Signs and Locations

Temporary signage, “supergraphics”, and so on are prohibited on the building. Each Tenant may have two signs designated for company identification.

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Exhibit E

RULES AND REGULATIONS

1.	The sash doors, sashes, windows, glass doors, lights, and skylights that reflect or admit light into the halls or other places of the Project shall not be covered or obstructed, except as designated by Landlord. All doors opening onto public corridors shall be kept closed, except when in use for ingress and egress.

2.	No sign, nor advertisement, nor notice, shall be inscribed, painted or fixed on or to any part of the Project unless it is of such color, size and style, and in such a place upon, as may be designated by Landlord, in its sole discretion. All signs on doors or window glass will be painted for tenants by Landlord, but the cost of painting shall be paid by tenant.

3.	Electric wiring of any kind shall be introduced and connected as directed by Landlord and no boring, or cutting wires will be allowed except with the consent of Landlord.

4.	No additional lock or locks shall be placed by tenants on any door in the Premises unless written consent of Landlord shall have first been obtained. Two (2) keys will be furnished by Landlord for each suite, and any additional keys required must be obtained from Landlord. Tenants shall be charged for additional keys at Landlord’s cost. All keys shall be surrendered to Landlord upon termination of the tenancy. Tenant will not change any of his/her/its locks without first notifying Landlord in writing of such change.

5.	Landlord shall be in no way responsible to any tenant for any loss of property from the leased premises, however occurring, or for any damage done to the effects of any tenants by the janitor or any other of Landlord’s employees, or by any other person.

6.	All freight must be moved into, within and out of the Project under the supervision of Landlord, and according to such regulations as may be posted in the Office of the Project, but Landlord will not be responsible for loss or damage to such freight from any cause.

7.	The requirements of tenants will be accommodated only upon application at the Office of the Project. Landlord’s employees shall not perform any work nor do anything outside of their regular duties unless under special instructions from the Office, and no employee shall admit any person (tenant or otherwise) to any office without instructions from the Office of the Project.

8.	Landlord reserves the right to change the name of the Premises, and from time to time make such alterations and repairs as deemed advisable by Landlord to the Premises and other public areas of which the leased premises are a part.

9.	The water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweeping, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors, or licensees shall have caused the same.

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10.	No tenant shall mark, paint, drill into, or in any way deface any part of the premises or the Project. No boring, cutting or stringing of wires or laying of linoleum or other similar floor coverings shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct. Tenant may hang pictures and plaques in the leased premises.

11.	No vehicles or animals of any kind shall be brought into or kept in or about the leased premises, and no cooking shall be done or permitted by any tenant on the premises, except that the preparation of coffee, tea, hot chocolate and similar items for tenants and their employees shall be permitted. No tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate the premises.

12.	The leased premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the premises.

13.	No tenant, nor any tenant’s servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the leased premises any inflammable, combustible or explosive fluid, chemical or substance, other than chemicals necessary for the practice of medicine.

14.	Canvassing, soliciting and peddling in the Project are prohibited and each tenant shall cooperate to prevent the same.

15.	At any time while a watchman is in charge of the Premises, any person entering or leaving the Premises may be questioned by him as to his/her business in the building; and anyone not satisfying the watchman of his/her right to enter the Premises may be removed by him.

16.	Landlord reserves the right to make such other and further rules and regulations as in its judgment may from time to time be reasonably necessary for the safety and cleanliness of and for the preservation of good order in the Premises and leased premises therein.

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